EXHIBIT 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of Sound Financial Inc (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the nine month period ended September 30, 2010, fully complies with the requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and periods presented in the financial statements included in such report.

Date:  November 14, 2011                           /s/  Laura Lee Stewart
        Laura Lee Stewart
        President and Chief Executive Officer

Date:  November 14, 2011                            /s/  Matthew P. Deines
        Matthew P. Deines
        Executive Vice President and Chief Financial Officer
        Principal Financial and Accounting Officer